BUFFETS, INC.

Moderator: Kerry Kramp
May 12, 2004
10:00 am CT

Operator:	Good morning, my name is (Amanda) and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Buffets, Incorporated Third Quarter 2004 Financial Results conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Today’s conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements made in this conference call, which are not historical facts, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. Statements in the conference call that describe Buffets’ business strategy, outlook, objectives, plans, intentions, projections or goals are aspects related to our parent company’s recent announcement that it plans to offer certain senior discount notes are forward looking statements.

The risks and uncertainties involving forward-looking statements include, but are not limited to, general business and economic conditions, negative publicity, the impact of competition, the seasonality of Buffet’s business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, governmental regulations and inflation. For a detailed discussion of risks and uncertainties that you should consider please refer to the “risk factors/forward-looking statements” section contained in Buffets’ Form 10K filed with the Securities and Exchange Commission on September 30, 2003.

The forward-looking statements in the conference call reflect Buffets’ current beliefs and are based upon information currently available to it. Please be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. Buffets, however, does not intend to update these forward-looking statements.

The conference call will include Buffets’ historical financial performance for the third quarter of its 2004 fiscal year, which represented the 16 week period ended April 7, 2004 as well as the forecast of fourth quarter 2004 results. The discussion will include certain non-GAAP financial measures, specifically earnings before net interest expense, taxes, depreciation and amortization, (referred to as EBITDA in the conference call), as well as EBITDA as adjusted for the impairment of assets, the gain on sale of Original Roadhouse Grill restaurants, the loss related to bank refinancing, the loss related to early extinguishment of debts and the loss on sale and leaseback transactions (referred to as adjusted EBITDA in the conference call). Please note that the reconciliation information of EBITDA and adjusted EBITDA to net income is available on the financial information of Buffets’ Web site, which is available at www.buffet.com. I would not like to turn the call over to Mr. Kramp, please go ahead sir.

Kerry Kramp:	Good morning, I’d like to welcome you to Buffets’ conference call to discuss our results of the third quarter of our 2004 fiscal year, which represented the 16 week period ended April 7, 2004. My name is Kerry Kramp, I’m the President and Chief Executive Officer of Buffets. With me this morning is Mike Andrews, our Chief Financial Officer. We’ll have time at the end of the call to discuss any questions that you might have.

Our strong third quarter performance is a reflection of our continued focus on managing our Buffets to provide excellent food and service and providing a compelling reason to dine at our Buffets restaurants, prudently controlling costs that don’t directly impact the guests and ensuring that we maintain the highest level of standards as we operate in a difficult business climate.

Same store sales for the third quarter of 2004 were up 4.4%, driven by a ½ percent increase in guest traffic and a 3.9% increase in average check. As a result EBITDA increased 13.7% during the quarter to $29.3 million from $25.8 million during the third quarter of 2003. EBITDA was adjusted for the $4.2 million loss on the refinancing of our senior credit facility and the $2.7 million loss on the early extinguishment of a portion of our 11-1/4% senior subordinated notes and also adds back the $300,000 in impairment losses recognized during the third quarter of last year. Third quarter 2003 EBITDA included approximately $1.7 million from 13 original Roadhouse Grill restaurants that were sold in June of 2003.

During the past year we sold or closed a total of 27 restaurants, partially offset by the opening of 3 units. As a result, restaurant sales for the 16 weeks ended April 7, 2004 decreased $6.1 million or 2.1% compared with the 16 weeks ended April 9, 2003. Average weekly sales for the third quarter of fiscal 2004, of $49,659 were 4.2% higher than the comparable prior year period. The 3.9% increase in average check for the third quarter was approximately comprised of a 2.2% increase in price and a 1.7% check average increase due to a reduction in free promotional and employee meals. The reduction in free promotional meals reflected changes in our local marketing program implemented during the beginning of calendar 2004.

As many of you are aware our local or community-based marketing program is designed to drive trial traffic by building grassroots relationships with the communities that we serve to participation in a wide array of local events. Since the inception of our community-based marketing program we’ve offered free meals as an incentive to encourage trial traffic by customers who have not dined with us before. In January we reevaluated the value proposition of the free meal offer and decided to substitute $5-off coupons for our free meal coupons.

The reduction in free employee meals reflected a change in our employee meal policy implemented late in calendar year 2003. Under the new policy all employees, excluding store managers, were asked to begin paying $2 for each meal that they ate in our restaurants. Previously all hourly employees with greater than 1 year of service, multi-unit field management and certain store support functions enjoyed free meal privileges. Looking at a different operating metric, non-employee non-promotional paid guest count was up 1.2% for the quarter. This metric eliminates the impact of changes in our employee meal program and our free meal promotional strategy.

We’re confident that after these changes in our local marketing and employee meal programs we remain highly competitive within the restaurant industry. Our employee meal programs and community marketing coupons still represent compelling values to prospective customers and our associates.

We currently expect same-store sales for the fourth quarter of the fiscal 2004, the 12-week period ending June 30, 2004, to increase by approximately 1-3% versus the comparable period in fiscal 2003 due to the improved macro-economic environment and our improved menu offerings.

Restaurant costs for the third quarter of fiscal 2004 as a percentage of sales decreased by 200 basis points compared with the comparable prior year period. Food costs as a percentage of sales increased 40 basis points, primarily due to our expanded and enriched menu offerings. Labor costs as a percentage of sales were 180 basis points lower than those experienced in the comparable quarter in the prior year, primarily due to a reduction in our restaurant management staffing levels substantially effected during the third quarter of fiscal 2003 and improved productivity of our hourly employees.

As we become more efficient we’re still benefiting from a favorable wage environment. Our average non-salaried employee wage rates increased by approximately ½ of a percent during the first three quarters of 2004. Our annualized year-to-date management turnover rate is approximately 20% while our annualized hourly employee turnover for the first three quarters of 2004 was approximately 120%. Our turnover rates continue to be well below what we understand industry averages to be. We anticipate a stable management structure and modest wage inflation as we look to the fourth quarter of 2004.

Direct and occupancy costs as a percentage of sales decreased by 60 basis points versus the comparable quarter in the prior year. The decrease was primarily attributable to a reduction in repair and maintenance expense, a decrease in general liability reserve provisions and an adjustment to our gift certificate liability for non-escheatable property. We currently expect that the restaurant costs will remain stable or increase only modestly as a percentage of sales during the fourth quarter of fiscal 2004 as compared to cost patterns experienced in the third quarter of 2004.

Speaking of food costs projections in particular we expect beef prices to have limited impact on our food costs, as a percentage of sales, in the fourth quarter of 2004. We have pricing commitments from suppliers covering our beef needs, excluding hamburger, extending through the end of calendar 2004. In addition we’re optimistic that the rumored prospective release of the Canadian beef embargo in this summer should serve to mitigate any potential pricing pressure on hamburger.

We do have an unprotected position on chicken leading into its peak demand season and expect that we could face 15-20% increases, which could impact food costs by up to 70 basis points. We’re working to offset this expected impact through other food category savings and product substitution strategies. We are confident a sizeable percentage of the increase in the chicken costs can be offset by savings in other food products.

Advertising costs increased 10 basis points as a percentage of sales during the third quarter of fiscal 2004 versus the comparable quarter in the prior year. Approximately 63% of our Buffet restaurants received television advertising support in the third quarter of 2004 compared to 62% during the comparable period – comparable quarter in 2003. We expect advertising costs as a percentage of sales to be 30 basis points higher in the fourth quarter this year than those experienced in the third quarter of 2004 due to expanded advertising activity associated with our BBQ theme promotion commencing in May of 2004.

General and administrative expenses as a percentage of sales increased 30 basis points during the third quarter of 2004 as compared to the 16 weeks ended April 9, 2003. This increase was largely due to increases in the provision for our 401K match and bonus expense compared with the prior year period. We expect that general and administrative expenses during the fourth quarter of fiscal 2004, as a percentage of sales, will be approximately 30 basis points lower than general and administrative expenses in the third quarter of fiscal 2004.

I’d now like to spend a few moments discussing matters related to our capital structure. On February 20, 2004 we entered into an amended and restated senior credit agreement to refinance our existing debt and make a distribution to Buffets’ holdings. We used $230 million in proceeds from term loan borrowings under the amended credit facility to refinance $167 million of existing term loans, establish a $34.7 million restricted cash collateral account to repurchase some of our outstanding senior subordinated notes, make a $19.7 million distribution to Buffets’ holdings and pay approximately $4 million in transaction fees and accrued term loan interest. We used $5 million for other general corporate purposes.

The amended credit facility allows us to use up to $50 million in cash comprised of the restricted cash collateral proceeds and unrestricted cash on hand toward the repurchase of our outstanding 11-1/4% senior subordinated notes. We will apply any remaining cash in the collateral account to our senior debt in August of 2004. As part of the refinancing we wrote off $4.2 million of debt issuance costs related to the predecessor credit facility. As of April 7, 2004, we had redeemed $14.3 million of our senior subordinated notes at an average price of 111.4%. The difference between the premium purchase price and the discounted carrying value of the senior subordinated notes, as well as an associated write-off of debt issuance costs, are recorded as a $2.7 million loss in the third quarter related to the early extinguishment of debt.

Net income for the third quarter of 2004 was $.5 million compared to $1.7 million for the third quarter of fiscal 2003. Net income for the 16 weeks ended April 7, 2004 included a pre-tax charge of approximately $6.9 million with a $4.2 million impact on net income, associated with the refinancing of our senior credit facility and the early extinguishment of a portion of our 11-1/4% senior subordinated notes.

To this point, I have focused on our performance in the most recent quarter in this call.

Our restaurant sales for the 40 weeks ended April 7, 2004 of $718.5 million decreased $31.9 million or 4.3% compared with the 40 weeks ended April 9, 2003. The decline in sales for the 40 weeks is primarily attributable to the sale or closure of 27, partially offset by the opening of 3 units over the past year. Average weekly sales for the first 40 weeks of fiscal 2004 of $49,395 were 2.5% higher than the comparable prior year period.

Same store sales for the first 40 weeks of fiscal 2004 increased by 1.8% compared to the comparable prior year period reflecting a 1.2% decline in guest traffic offset by a 3% increase in average checks. The increase in average check was comprised of approximately a 1.9% price increase and a 1.1% average check increase due to reduction in free promotional and employee meals.

Net income for the first 40 weeks of 2004 was $7.3 million compared with a net income of $4.1 million for the comparable prior year period. Net income for the 40 weeks ended April 9, 2003 included a pre-tax charge of approximately $5.4 million associated with the completion of a sale and leaseback transaction with respect to 27 restaurants on December 11, 2002. After considering the tax effect of this transaction, it had an impact on net income of $3.3 million. The first 40 weeks of fiscal 2003 also included approximately $1.2 million of net proceeds received as partial settlement of an insurance claim from a previous year.

Net income for the 40 weeks ended April 7, 2004, included a pre-tax charge of approximately $6.9 million associated with the refinancing of our senior credit facility and the early extinguishment of a portion of our 11-1/4% senior subordinated notes. After considering the associated tax effect the transactions had a $4.2 million impact on net income.

Cash flows generated from operating activities reflect the strength in our operating results and further strengthen our balance sheet. Book cash balances increased to $44.2 million at April 7, 2004 compared with a balance of $15.7 million as of July 2, 2003. As previously discussed, our book cash balance at April 7, 2004 included $33.5 million of restricted cash available to effect potential further bond purchase repurchases. Currently $35.1 million in letters of credit are outstanding. No amounts, other than the amounts reserved for letters are credit, are currently drawn, or were drawn as of April 7, 2004 on our revolving credit facility.

On December 19, 2003 we entered into a sale and leaseback by which we transferred our leasehold interests and leasehold improvements with respect to one restaurant to a third-party for net proceeds of $2.7 million. We simultaneously entered into a long-term lease for that restaurant with an aggregate initial annual rent of approximately $300,000.

Availability under the senior Credit Facility depends upon our continued compliance with certain covenants and financial ratios including leverage, interest coverage and fixed charge coverage as specifically designed in our senior Credit Agreement. We were in compliance with all financial ratio covenants as of April 7, 2004, the most recent measurement date. The financial ratio requirements do increase over time as set forth in the senior Credit Agreement.

Today, our parent, Buffets Holdings, announced that it plans to offer senior discount notes in a Rule 144A offering. The gross proceeds from the offering are expected to be approximately $75 million. Buffets Holdings intends to use cash from the proceeds of the offering to redeem Buffets Holdings’ series B junior subordinated notes due 2011, make a distribution to stockholders and pay transaction fees and expenses.

The proposed offering of senior discount notes is expected to close during May of 2004. The securities to be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. We will not be commenting further on this transaction in this call either in my prepared remarks or the questions and answer session to follow.

Our company-owned restaurant count currently stands at 361, including 353 core buffets and 8 Tahoe Joe’s. Additionally, we currently franchise 20 buffet units. Year to date, we have closed 13 restaurants, opened 2 restaurants and relocated 1 restaurant. We do not plan to open any more restaurants in fiscal 2004.

Capital expenditures during the first few quarters of 2004 totaled $27.8 million versus $20.8 million in the first three quarters of fiscal 2003. Capital expenditures for the fourth quarter are expected to be approximately $5 million, which is comparable to capital expenditures in the comparable quarter of fiscal 2003. Capital expenditures in the fourth quarter will comprise of approximately $2 million in new unit construction costs, $2 million of minor refurbishment expenditures and $1 million in system outlays. We currently expect capital expenditures for fiscal 2004 to total approximately $33 million.

For the fourth quarter of 2004, we expect to report a same store sales increase of approximately 1-3% as compared with the comparable prior year period. Implicit in this assumption is approximately a 3% average check increase, primarily due to approximately a 2% increase in price.

EBITDA for the 12 week, fourth quarter ended June 30, 2004 is adjusted for losses related to the early extinguishment of debit of between $1.4 million and $5.3 million, is currently expected to be approximately $25 million to $27.5 million, versus EBITDA of $26.6 million for the comparable quarter in 2003, as adjusted for $400,000 loss on sale and leaseback transaction, $4.5 million in asset impairment and a $7.1 million gain from the sale of 13 Original Roadhouse Grill restaurants. The projected increase in adjusted EBITDA is in spite of approximately $700,000 in foregone EBITDA associated with 13 original Roadhouse Grill restaurants sold in June of 2003.

In conclusion we see an improving, but still challenging macro-environment affecting both Buffets and our competitors. We’re confident in the talent of our restaurant managers and corporate support personal to focus and act on those things that will most directly impact our business and allow us to continue the success that we have worked so hard for over the past 20 years.

We appreciate your support of Buffets and the interest that you’ve shown through your participation in today’s conference call and at this time Mike and I would be pleased to entertain any questions you may have. Amanda?

Operator:	Thank you. At this time I would like to inform everyone if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question is from Nathan Gilliland with Sankaty Advisors.

(Nathan Gilliland):	Hi there, good quarter, just three questions, a couple of which are just follow-ups. Did you say that cap-ex - for cap-ex outlook for the next fiscal year was about $33 million? Is that – I just wanted to make sure I heard that right?

(Mike Andrews):	We said for fiscal 2004 is $33 million, so frankly, take the $27 million and change we have through Q3 and add $5 million to it.

(Nathan Gilliland):	Got it, okay.

(Mike Andrews):	So we just gave guidance for the year ending June 30.

(Nathan Gilliland):	Okay. And then just to make sure my EBITDA number is about right, I'm coming up with about $30 million for this quarter versus $25.2 million last year; does that sound about right?

(Mike Andrews):	Yes.

(Nathan Gilliland):	Okay

.
(Mike Andrews):	The only caution I’ll give there is when I’m calling it EBITDA; I’m going through adding back the adjustments we enumerated. If you go through that math, you’re going to get right at about $30.

(Nathan Gilliland):	Okay. And then on the bond repurchases, it looks like you still have about $33 million in cash, you know, I know it’s difficult to guess how much you’re going to be able to buy, but, what are your thoughts on how much more you’ll purchase and when you actually have to – what date do you have to purchase them by?

(Mike Andrews):	We have 180 days from February 20, so we’ve got until some time in August and, frankly, would like to fill all 50.

(Nathan Gilliland):	Okay, that's all I had, thanks.

Kerry Kramp:	Thanks, (Nathan).

Operator:	Your next question is from (Reza Vahabzadeh) with Lehman Brothers.

(Reza Vahabzaheh):	Good morning.

Kerry Kramp:	How are you?

(Reza Vahabzadeh):	Good, how are you?

Kerry Kramp:	Good.

(Reza Vahabzadeh):	You talked about product substitution and you guys are as capable as anybody to do that given your menu, however, chicken prices are higher year over year, beef is higher year over year, pork is higher year over year, a lot of vegetables are higher year over year, just wondering, you know, when you’re talking about substitution if you can elaborate on that.

Kerry Kramp:	We're going to exchange it with deserts, add more deserts.

(Reza Vahabzadeh):	I thought you were going to switch with beverages?

Kerry Kramp:	That too, you know, it’s more an art than a science, I guess, to some degree. We are working with every one of our vendors, on kind of two fronts; one is to just say, listen, we’re investing in food and we need you to, you know, to be as lean and mean as you possibly can on our pricing to enable us to continue to invest in, you know, food for our guests and to make that a compelling opportunity. The other thing we’ve done is we’ve really opened up the creative gates a little bit to talk about other ways of looking at products. One of the benefits that we have is because we’re not portion controlled, necessarily, we can get, you know, falloff product, which only means the fact that some other restaurant companies have to have tight specs and since we have the ability to let people kind of pick and choose what they want, we’re able to pick up some products that are discounted because there isn’t necessarily a home for them.

So there isn’t one specific method that we’re using to look at offsetting, it’s just this whole cadre of things that we’re looking at including the kinds of things that I mentioned and we’re feeling very comfortable that the bulk of the commodity prices that we see increasing we’re going to be able to offset. But you’re correct that it kind of looks like all the commodities are all hitting about the same time with the same kind of pressures.

(Reza Vahabzadeh):	Okay.

(Mike Andrews):	Another clarification though, (Reza), is that we’re not looking purely at substitution. If you look at it even on apple for apple product we’re going out trying to get some pricing relief on non-chicken protein categories.

(Reza Vahabzadeh):	Pricing relief on non-chicken protein.

(Mike Andrews):	I mean, we’re a fairly heavy seafood user and we see a lot of opportunity in the current fish market, you know, our product base is not necessarily the same as what you’re going to see in a lot of restaurant chains. And there are some pricing opportunities in some of the protein lines.

(Reza Vahabzadeh):	I see. And you mentioned just to be clear, you are locked in on these excluding ground beef, I suppose?

(Mike Andrews):	Correct, correct.

(Reza Vahabzadeh):	Okay. And on chicken you're basically on the market but getting into second calendar quarter?

(Mike Andrews):	Correct.

(Reza Vahabzadeh):	And then on pork, I know it's not a big protein for you.

Kerry Kramp:	It's not a real big one for us and we have shorter term lock downs on that.

(Reza Vahabzadeh):	Right, okay.

(Mike Andrews)	We don't go as long as we do on beef, though.

(Reza Vahabzadeh):	Okay, that's fine, thank you. On the taxes, what kind of cash taxes would you end up paying for this fiscal year, roughly? Or what's your effective cash tax rate?

(Mike Andrews):	It’s going to be pretty nominal, and frankly, I want to defer that to the end of the year to see what we accomplish in terms of the bond buyback because that directly affects our cash taxes.

(Reza Vahabzadeh):	I see, but it's going to be like, what, a couple million bucks?

(Mike Andrews):	Yes, it's going to be a fairly nominal number, frankly.

(Reza Vahabzadeh):	All right, but if you do that, you know, given your interest expense, cap-ex, you know, nominal cash taxes and the $20 million capital distribution, what kind of free cash flow would you expect to generate for this fiscal year?

(Mike Andrews):	If you don’t mind, (Reza), I’m going to defer to you to figure that out for – based on your assumptions. I mean when I look at it, we’re going to have roughly $33 million in cap-ex, we’ve got to understand exactly what our interest profile’s going to be based on the bond buybacks we’ve accomplished and I’d like to delay that one and talk about it at the end of the year, if that’s fair.

(Reza Vahabzadeh):	That’s fine. And cap-ex for next year, did you have any thoughts on that, next fiscal year?

(Mike Andrews):	I can give some guidance on where I think we’re going to go with new stores but I’d like to defer the total cap-ex plan. We’re going to look at 8-10 new units opening next year.

(Reza Vahabzadeh):	Okay, so it'll be higher than this year?

(Mike Andrews):	It'll be higher than this year and balanced towards the back part of the year.

(Reza Vahabzadeh):	And, I mean, would it be above 40, you know, do you have a ceiling, kind of, ballpark ceiling number?

(Mike Andrews):	I’d like to kind of go through that as part of the year-end call; we’ll have our budgeting completed then and be able to give some fairly definitive numbers, you know, what I do know is the horizon on new units, but I want to defer the maintenance cap-ex portion until later.

(Reza Vahabzadeh):	Okay, and then lastly, any day-part changes?

(Mike Andrews):	We saw kind of a tapering of that through the end of the second quarter. We talked about it a little bit in Q2; in Q3 we saw – and you probably saw the check number up significantly. That was not due to day-part changes through Q3, that was primarily due to cessation of free employee meals. Day-parts stabilized for us, we had somewhat of a shift into dinner from lunch earlier in the year; that tended to stabilize over this quarter to more where its historically been, but we did see a fairly big check bump primarily associated with not giving employees free meals anymore. Kerry mentioned a number and I’ll kind of tag you to it, it’s not a historic metric that we’ve disclosed in the press release, but one we look at internally is non-promotional meal, non-employee, kind of your true external guest paid count trend. And they were up about 1.2% for the quarter.

(Reza Vahabzadeh):	Got it.

(Mike Andrews):	Trying my best to cut through the clutter of the changes, I mean, that’s something in the ballpark of where we think the true full paid guest was.

(Reza Vahabzadeh):	Excellent, thank you.

Kerry Kramp:	Thanks a lot, (Reza)

Operator:	Your next question is from (Jeff Kobylarz) of Solomon Asset Management.

Kerry Kramp:	Hi, (Jeff).

(Jeff Kobylarz):	Hi guys, Mike you just mention that 1.2%, is that the check excluding the employee meals and the non-promotional meals?

(Mike Andrews):	That is the count increase excluding the employee meal impact and the promotional meal impact.

(Jeff Kobylarz):	Okay.

(Mike Andrews):	And, you know, rough cut, if you would think about that gives you a little over a 3% check increase and part of that’s because we got now, if you can think about an $8 meal we used to give away for free, we’re now selling for $3 so that did help drive the check a little bit.

(Jeff Kobylarz):	Right and the amount of promotional meals - are you offering fewer promotional meals?

(Mike Andrews):	We’re offering the same basic number but where they used to be a free meal, now we give somebody a $5 coupon. What we’ve found was that a $5 off has about the same – well, you know, that’s what we’re testing, we think it has the same traffic drive as giving somebody a free coupon.

(Jeff Kobylarz):	Right, okay...

(Mike Andrews):	So the change was not that we don't offer them anymore, we just modified the system that our community reps go through.

(Jeff Kobylarz):	Yep, and then the price increase you put through, when did that - when was that put in place and how much was it?

(Mike Andrews):	We take it fairly constantly throughout the year. We took a price of, I believe, 2.2% and we did that not through one swoop across the system but we look at it market by market and within some markets store by store and try to take it on an annual anniversary date. So there were some major markets that picked up, I think, we got some markets in Southern California we took an increase on this past quarter, but it was not a broad-base system increase.

(Jeff Kobylarz):	Okay.

(Mike Andrews):	We tend to, on every store’s anniversary, take between 20 cents and a quarter at dinner and between 10 and 15 cents at lunch.

(Jeff Kobylarz):	Okay, fine. And then can you talk about your new bank facility, what are the covenants there for leverage, interest coverage, fixed charge coverage?

(Mike Andrews):	And if I could defer in detail instead of giving specific numbers because they really need to be read in context, we are filing our 10Q today and an addendum to it is going to be the new bank facility.

(Jeff Kobylarz):	Okay.

(Mike Andrews):	And it’s very similar in style; it uses an adjusted EBITDA concept and the leverage ratios have stepped up some. I mean we have more room that we previously had.

(Jeff Kobylarz):	All right, and what is the cost of the bank debt?

(Mike Andrews):	It's the same pricing we had before. LIBOR at our current state, LIBOR plus 350. We have an alternative-pricing grid but we're always pricing in on LIBOR historically.

(Jeff Kobylarz):	Right and Kerry, can you talk about the re-imaging, how many units you've done and the ROI, the cap-ex, the change in same store sales?

Kerry Kramp:	Yeah, it’s, as we had talked about in Q2, we have a couple things with the re-imaging program, a lot of it is still kind of R&D. The plan was to get a sense, in a number of them, what happens when we put in a full action station that we can actually do some interaction with the guests on and there were 13 restaurants that we did that in. The remainder there were about another 46 that we did – that really were kind of a refurbishment of, kind of a minimum basis where we made some changes in the food bars but we kind of updated the whole look of the restaurants.

We’ve had a whole mixture of results, most of which are by design, almost, rather than be default in that we tried a whole bunch of different locations with a bunch of different kinds of changes. We’re, from a go forward position, until we really get a good sense of what exactly is moving, you know, moving the guests, and we can get some more R&D work done, we’re looking at upgrading the restaurants more in line with our refurbishment program, which about every 3-5 years we go in and change out the carpet and the wallpaper and booth-backs and do those kinds of things. So as we look at moving forward for the time being when we have a restaurant that comes to that period of time where it’s time to redo those things we’ll go in with the new upgraded contemporary look. It won’t be a change in the actual food bars; it’ll be all the other elements; the carpet, the wallpaper kind of look, the décor, enhanced décor items. That way we’ve really got minimal additional expense to kind of upgrade our restaurants. So platform one would be just to do that across the system as the timing comes up for refurbishing those restaurants so there wouldn’t be really much incremental capital expense, it’d just be a timing issue.

We have a number of different tests that we’re doing with different ways to be able to utilize the action station. We don’t have any of those fully baked out yet to be able to give you some response on how they’re working or what the returns are. We’ve seen great improvement in the bulk of the restaurants where we’ve allowed operation some time to operate them and the guests get used to a different format and some new menu items. So hopefully by the end of the year we’ll be able to kind of give you a recap of what we’ve learned and then any additions to our go-forward plan on just updating the restaurants with a refurbishment update whether we’re planning on doing some additional units with, you know, with feature bars or action stations.

But it’s kind of a mixed bag that it would take me most of day to go through and explain the different circumstances; some are competitive issues, some are inline, some are operational issues, so there are a number of successes and stores that, we’re still plugging away at to figure out exactly what’s going to, you know, what’s going to make them most effective. So I don’t have one answer I could give you on those.

(Jeff Kobylarz):	I understand, and lastly, can you talk about the competitive environment? Are competitors being as promotional or a little bit less promotional?

Kerry Kramp:	In the broad scope, you know, if you look at the QSR Group, they’ve gotten away from heavy discounted pricing. I think they’ve realized that they could do better with, you know, adding grilled salads or chicken sandwiches or those kind of items, so we’re not sensing the pressure from the QSR side. On the casual dining side they have – most of them for the most part have given up on the, kind of, the, you know, the all you can eat or bottomless salads or so we’re seeing the casual dining segment kind of move back up again. So we’re kind of back in our category of, you know, at that $7 average price check, we’re back in that mode again. So we’re feeling a lot less outside competitive pressure with respect to discounting and couponing. But we are still, you know, the advertising and promotional coupons are still, you know, pretty heavily being laid out there. So it’s still a tough environment but it’s not like it was in, you know, the beginning of the year where there was discounted pricing that were affecting us. Now it’s almost more awareness-oriented, which is why our focus is really on food.

We just started our BBQ promotion this week, actually, started on TV. And we think that those are the ways that we can kind of cut through the clutter of what some other people are doing and make sure we remain competitive. But it’s not any less competitive out there but the things that we’re fighting are a little bit different than they were a year ago; we’re now fighting, kind of, food for food and back at our, you know, being comfortable in our value range versus some of the competition.

(Jeff Kobylarz):	Thank you.

Kerry Kramp:	Thanks.

Operator:	Again, if you would like to ask a question please press star then the number 1 on your telephone keypad. Your next question is from (Jennifer Leman) with Lyman (Unintelligible).

(Jennifer Leman):	Hi, guys.

Kerry Kramp:	Hello.

(Jennifer Leman):	Got couple questions for you. First of all I think we touched on a lot of the protein prices but I’ve also heard a lot of people talking about rising dairy costs and it doesn’t look like that would have a huge impact, but I guess I was just kind of looking for some color on if you do have a lot of dairy product out there and if it’s any impact. And the second question, I guess, is I am up here in Minneapolis and I know you just opened a HomeTown Buffet not that long ago; I’m curious why that’s opening under that brand instead of the Old Country Buffet brand and if you could, I guess, talk a little bit about your strategy with the brands.

Kerry Kramp:	Sure, first on the dairy side, you know, we do have cheese, we have milk, but we’re not so heavily ingratiated in the dairy side that we’re seeing the same pinch that most people that are, you know, they’re really committed to having a lot of dairy on their menus. So we’re seeing it, we’re trying to offset that; we’re trying to push carbonated beverages instead of milk where we can. But it’s not a component, you know, that’s out of, you know, out of whack with the rest of the things that we’re working on so we don’t see that as a particular problem other than just managing overall commodity costs.

On the HomeTown Buffet side there’s two things, one is that we, you know, we’ve got two brands, the HomeTown and Old Country, our ultimate goal would be we’d like to have one brand; it makes everything a lot more efficient and a lot more easy to do. As we did the upgraded look and kind of more contemporary, the HomeTown Buffet brand faired a little bit better with our guests explaining what’s going on in the restaurant than the Old Country Buffet brand did. So we did a number of tests in markets like Minneapolis; we converted our Burnsville restaurant from an Old Country Buffet to a HomeTown Buffet to learn how much work we needed to do to get people to understand that it’s still the great buffet that you wanted before, that Old Country Buffet had done for a number of years.

But as we look at the menu offerings and tried to customize it to the local hometown, kind of, with hometown favorites and the hometown appeal with the food offerings that we have the HomeTown brand fit better in that contemporary look. When we opened up Coon Rapids, which we had a Coon Rapids restaurant that was an older store, kind of off the beaten path, we opened the brand new restaurant; we opened that as a HomeTown Buffet and it was one of our highest volume openings we’ve had in the history of the company.

So we think that there’s kind of two answers to the question, if we operate really well it isn’t crucial which brand we use. But ultimately our goal would be to try to figure out how to evolve to just having one brand. So there’s still a lot of work that we want to do and some more testing we want to do before we across the board go and change the brand name but we’re not seeing that the guests are impacted as long as we operate well with either of the brand names out in front of the restaurant.

(Jennifer Leman):	Okay, well I know it was a good opening because I got to stand in line for 45 minutes to test it out, but...

Kerry Kramp:	And we appreciate that very much.

(Jennifer Leman):	Congrats on a great quarter.

Kerry Kramp:	Thanks very much.

Operator:	At this time there are no further questions, are there any further remarks?

Kerry Kramp:	Nope, just wanted to really thank everybody for your participation and we look forward to talking to you again next quarter. Thank you.

Operator:	This does conclude Buffets, Incorporated Third Quarter 2004 Financial Results conference call. You may now disconnect.

END